Media Contact:	Investor Contact:
Josh Morgan	Fred Hutton
Morgan/Dorado for Mitek	Mitek Systems, Inc.
916.941.0901	858.503.7810 ext. 332
josh@morgandorado.com	fhutton@miteksystems.com

Mitek Systems Announces $1.0 Million Private Placement

Funds Targeted for Marketing its Mobile Applications which include
Mobile Deposit, Mobile Receipt and Mobile Phax

SAN DIEGO, DECEMBER 16, 2009— Mitek Systems, Inc. (OTC: MITK.OB; www.miteksystems.com) today announced that it closed a financing transaction, principally with institutional investors, to generate gross proceeds to Mitek of approximately $1.0 million.  Craig-Hallum Capital Group LLC acted as the exclusive placement agent for the transaction.

As part of the transaction, Mitek issued 5% convertible notes that are due December 10, 2011.  The notes bear interest at the rate of 5% per annum, have a two year maturity date, and are convertible into shares of common stock at the initial conversion price of $0.75 per share.  The Company also issued investors 5-year warrants exercisable at $0.91 per share to purchase approximately 334,167 shares of common stock.  The funds will be used by Mitek to support marketing activities and grow the user base for its recently introduced OomphTM (“Office On My PhoneTM") suite of mobile payments and document capture applications.

"As Mitek continues to expand into new markets, external funding gives us more flexibility to support new products and expand our share of the fast growing market for smartphone apps, primarily our flagship Mobile Deposit product,” said James DeBello, president and CEO, Mitek Systems.

Over the past year Mitek has built and distributed a family of innovative Oomph apps that unlock the potential of the millions of mobile phones with cameras sold each year. The apps include Mobile Deposit® which allows users to deposit checks via camera-equipped mobile phones, Mobile ReceiptTM which enables professionals on the go to create and submit expense reports with receipt photos from their smartphone, and Mobile PhaxTM, which allows a user to take a photo of any document or page and send it as a PDF to any email address or fax machine.

Oomph products are available for the Apple iPhone and several models of BlackBerry smartphones from RIM.  Users can purchase Oomph products from the Apple App Store and RIM’s BlackBerry App World.

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About Mitek Systems
Mitek Systems (OTC: MITK.OB; www.miteksystems.com) is an innovator of advanced image analytics and mobile document capture applications for camera phones. For over twenty years, the company has developed a comprehensive suite of intelligent character recognition software used to test, clean, authenticate and extract data from imaged checks, documents and objects, and its software is used to process more than ten billion transactions per year. For more information about Mitek Systems, contact the company at 858-503-7810 or visit www.miteksystems.com.

Mitek Systems, Oomph, Office On My Phone, IMagePROVE, Mobile Deposit, Mobile Phax and Mobile Receipt are owned by Mitek Systems Inc.

Apple, the Apple logo, iPod, iPod touch, and iTunes are trademarks of Apple Inc., registered in the U.S. and other countries. iPhone is a trademark of Apple Inc. App Store is a service mark of Apple Inc.

BlackBerry®, RIM®, BlackBerry App World are the property of Research In Motion Limited and are registered and/or used in the U.S. and countries around the world.

Statements in this press release regarding Mitek's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Forward-looking statements include, among other things, statements concerning the company’s future financial performance, the acceptance of its products and other statements qualified by words such as "anticipate," "believe," "intend," "may" and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Reference is also made to other factors detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.